Exhibit 4.30

Private & confidential

Dated: 27th January, 2012

FBB - FIRST BUSINESS BANK S.A.

(as Bank)

- and -

ADVENTURE NINE S.A. AND

ADVENTURE TWELVE S.A.

(as joint and several Borrowers)

- and -

FREESEAS INC.

(as Corporate Guarantor)

- and -

FREE BULKERS S.A.

(as Approved Manager)

FIRST SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement

for a loan facility of US$27,750,000

THIS AGREEMENT is made this 27th day of January, 2012 BETWEEN:

(1)	FBB - FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalacopoulou Street, 115 28 Athens, Greece, acting, except otherwise herein provided, through its office at 85 Akti Miaouli & Flessa Street, 185 38 Piraeus, Greece (the “Bank”, which expression includes its successors and assigns); and

(2)	(a)	ADVENTURE NINE S.A., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “First Borrower”, which expression includes its successor in title); and

(b)	ADVENTURE TWELVE S.A., a company duly incorporated and validly existing under the laws of the Republic of Liberia and having its registered office at 80, Broad Street, Monrovia, Liberia (hereinafter called the “Second Borrower”, which expression includes its successor in title, and together with the First Borrower, the “Borrowers”, which expression includes their respective successors in title); and

(3)	FREESEAS INC., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and listed and trading in the NASDAQ Stock Exchange (the “Corporate Guarantor”, which expression includes its successor in title ); and

(4)	FREE BULKERS S.A., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Approved Manager”, which expression includes its successor in title);

IS SUPPLEMENTAL to a loan agreement dated 15th December, 2009 made between (i) the Bank, as lender, and (ii) the Borrowers, as joint and several borrowers (the said loan agreement hereinafter called the “Principal Agreement”), on the terms and conditions of which the Bank has advanced to the Borrowers a secured floating interest rate term loan facility in the amount US$27,750,000 (United States Dollars twenty seven million seven hundred and fifty thousand) (the “Commitment”) for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may from time to time hereafter be amended and/or supplemented hereinafter called the “Loan Agreement”).

W H E R E A S:

(A)	The Borrowers and the Corporate Guarantor hereby jointly and severally acknowledge and confirm that (a) the Bank has advanced to the Borrowers the full amount of the Commitment and (b) as the date hereof the principal amount of US$23,237,500 (United States Dollars Twenty three million two hundred thirty seven thousand five hundred) remains outstanding.

(B)

Pursuant to a Corporate Guarantee dated 15th December, 2009 (the “Corporate Guarantee”) the Corporate Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and the performance of all the obligations of the Borrowers under the Loan Agreement and the Security Documents executed in accordance thereto.

(C)	The Borrowers and (inter alios) the Corporate Guarantor have requested the Bank to consent to:

(a)	non compliance by the Borrowers of their respective covenants under Clause 8.3(a), 8.3(b), 8.3(c) and 8.6(c) for the whole Deferral Period (as hereinafter defined);

(b)	the amendment of the Margin;

(c)

the deferral of payment of one past due Repayment Installment in the amount of $837,500 and interest accrued on the Loan in the amount of $196,724.16 both of which were due and payable on 16th December, 2011 and both of which shall be paid on 16th March, 2012;

(d)	the rescheduling of the Loan; and

(e)	the amendment of the Loan Agreement as set out in Clause 5,

and the Bank has agreed so to do conditionally upon terms that (inter alia) the Principal Agreement shall be amended in the manner hereinafter set out.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Preamble and Recitals hereto) shall have the same meanings when used in this Agreement.

“Deferral Period” means a period starting on the 16th December, 2011 and terminating on the 16th March, 2012;

“Effective Date” means the date hereof or such earlier or later date as the Bank may agree upon which all the conditions contained in Clause 5 shall have been satisfied and this Agreement shall become effective;

“Loan Agreement” means the Principal Agreement as hereby amended as the same may from time to time be further amended and/or supplemented;

“DoC Amendment” means the Amendment No. 1 to the deed of covenants supplemental to the first priority statutory Bahamian ship mortgage, both dated 16th December, 2009 and recorded over the m/v “FREE IMPALA” registered under the laws and flag of the Commonwealth of the Bahamas in the ownership of the First Borrower with Official No. 8000947 and IMO No. 9138680 in favour of the Bank, whereby the said deed of covenants shall be amended, executed or (as the context may require) to be executed by the First Borrower, in form and substance satisfactory to the Bank; and

“Mortgage Amendment” means the Amendment No. 1 to the first preferred Liberian Ship mortgage dated 16th December, 2009 and recorded over the m/v “FREE NEPTUNE” registered under the laws and flag of the Republic of Liberia in the ownership of the Second Borrower, with Official No. 12063 and IMO No. 9146819 in favour of the Bank, whereby the said first mortgage shall be amended, executed or (as the context may require) to be executed by the Second Borrower, in form and substance satisfactory to the Bank.

1.2	In this Agreement the term “Security Documents” shall be construed as to include the Security Documents as defined in the Principal Agreement as amended and/or supplemented by this Agreement.

1.3	(a) where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations, (b) Clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement, (c) references to Clauses are to Clauses of this Agreement save as may be otherwise expressly provided in this Agreement and (d) all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

2.	Representations and Warranties

2.1	The Security Parties hereby jointly and severally represent and warrant to the Bank as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Agreement.

2.2	In addition to the above, the Borrowers and the Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date of this Agreement that:

(a)	each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Agreement the DoC Amendment and the Mortgage Amendment and has complied with all statutory and other requirements relative to its business;

(b)	all necessary licences, consents and authorities, governmental or otherwise under this Agreement, the Principal Agreement, the DoC Amendment and the Mortgage Amendment have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

(c)	this Agreement constitutes the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with their respective terms;

(d)	the execution and delivery of, and the performance of the provisions of this Agreement, the DoC Amendment and the Mortgage Amendment do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

(e)	no action, suit or proceeding is pending or threatened against any of the Borrowers and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of such Borrower or such Security Party; and

(f)	none of the Borrowers and the other Security Parties is (subject to the contents of recital (C) hereinabove) and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.

3.	Conditions

3.1	The agreement of the Bank contained in Clause 4 shall be expressly subject to the condition that the Bank shall have received on or before the date hereof in form and substance satisfactory to the Bank and its legal advisers:

(a)	a recent certificate of incumbency of each of the Borrowers and the Corporate Guarantor signed by the secretary or a director thereof, stating the officers and the directors of each of them and the shareholders of the Borrowers;

(b)	certified and duly legalised copies of resolutions passed at separate meetings of the Board of Directors and Shareholders of the Borrowers evidencing approval of this Agreement, the DoC Amendment or, as the case may be, the Mortgage Amendment and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Bank;

(c)	the original of any power(s) of attorney issued in favour of any person executing this Agreement, the DoC Amendment or, as the case may be, the Mortgage Amendment on behalf of each of the Borrowers;

(d)	each of the DoC Amendment and the Mortgage Amendment duly executed by the relevant parties thereto;

(e)	evidence that each Vessel is classed with a classification society member of IACS to be specifically approved by the Bank, and remains free from outstanding and overdue recommendations, notations or conditions of class; such certificate to be dated no more than three (3) business days prior to the date hereof;

(i)	payment of any and all fees payable by the Borrowers in accordance with Clause 8.

4.	Agreement of the Bank

The Bank, relying upon each of the representations and warranties set out in Clause 2 hereby agrees with the Borrowers and the Corporate Guarantor, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 3, to consent to the amendment of the Loan Agreement as set out in Clause 5 and confirms that upon fulfillment of the aforesaid conditions, the Security Parties shall not be in default under the terms of the Loan Agreement.

5.	Variations to the Principal Agreement

The Borrowers and the Corporate Guarantor hereby jointly and severally agree with the Bank, subject to the Bank’s consent and further subject to and upon the terms and conditions contained in this Agreement that the provisions of the Principal Agreement shall be and are hereby agreed to be varied and/or amended and/or supplemented as follows:

5.1	As from the Effective Date, the following new definitions shall be added to Clause 1.2 of the Principal Agreement reading as follows:

“Deferral Period” means a period starting on the 16th December, 2011 and terminating on the 16th March, 2012;

“DoC Amendment” means the Amendment No. 1 to the deed of covenants supplemental to the first priority statutory Bahamian ship mortgage, both dated 16th December, 2009 and recorded over the m/v “FREE IMPALA” registered under the laws and flag of the Commonwealth of the Bahamas in the ownership of the First Borrower with Official No. 8000947 and IMO No. 9138680 in favour of the Bank, whereby the said deed of covenants shall be amended, executed or (as the context may require) to be executed by the First Borrower, in form and substance satisfactory to the Bank;

“Mortgage Amendment” means the Amendment No. 1 to the first preferred Liberian Ship mortgage dated 16th December, 2009 and recorded over the m/v “FREE NEPTUNE” registered under the laws and flag of the Republic of Liberia in the ownership of the Second Borrower, with Official No. 12063 and IMO No. 9146819 in favour of the Bank, whereby the said first mortgage shall be amended, executed or (as the context may require) to be executed by the Second Borrower, in form and substance satisfactory to the Bank;”

“Quotation Day” means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;

5.2	with effect (unless otherwise stated) as from the date hereof, the following definitions set out in Clause 1.2 of the Principal Agreement shall be deleted and shall be replaced as follows:

“Margin” means four per cent (4%) per annum;

“Mortgage” means the first priority statutory ship mortgage or, as the case may be, first preferred ship mortgage on the relevant Vessel, each to be executed by the relevant Borrower in favour of the Bank in form and substance satisfactory to the Bank, as the same is amended and/or supplemented by the DoC Amendment or, as the case may be, the Mortgage Amendment and in the plural means both of them;

“Security Documents” means this Agreement, the documents listed in Clause 11.1 and any and every other document as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to secure the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrowers to the Bank pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement), as the same may from time to time are amended and/or supplemented;”;

5.3	with effect as from the date hereof, the first paragraph of Clause 4.1 (Repayment) of the Principal Agreement shall be amended to read as follows:

“4.1

The Borrowers shall and it is expressly undertaken by the Borrowers to repay the Loan in the current outstanding principal of $23,237,500 (Dollars Twenty three million two hundred thirty seven thousand five hundred) by (a) twenty (20) consecutive quarterly repayment instalments (the “Repayment Instalments”) the first one of which shall be in the amount of $1,675,000 (Dollars One million six hundred seventy five thousand) and each of the remaining nineteen (19) of such Repayment Instalments shall be in the amount of $837,500 (Dollars Eight hundred thirty seven thousand five hundred), each to be repaid on each of the Repayment Dates so that the first be repaid on the 16th March, 2012 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately proceeding Repayment Date with the last (the 20th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) a Balloon instalment in the amount of Dollars Five million six hundred fifty thousand ($5,650,000) (the “Balloon Instalment”) payable together with the last (the 20th) Repayment Instalment on the Final Maturity Date;”;

5.4	With effect from the Effective Date the following shall be added respectively at the end of each of para (c) of Clause 8.3 and para (c) of Clause 8.6 of the Principal Agreement:

“Provided, however, that subject to no Event of Default having occurred this covenant shall not be applicable to the Borrowers throughout the Deferral Period.”

5.5	With effect from the Effective Date para (c) of Clause 8.4 of the Principal Agreement is hereby amended to read as follows:

“No Disposal of Assets/Dividends

not dispose of any assets without the prior written consent of the Bank; the payment of dividends is permitted provided that no Event of Default has occurred and that no

Event of Default will result out of the distribution of dividends ; Provided, however, that no payment or distribution of dividends is permitted during the Deferral Period.”

5.6	With effect from the Effective Date, the definition “Security Documents” shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof as well as the DoC Amendment and the Mortgage Amendment and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Bank under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrowers and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement this Agreement and/or the Security Documents.

5.8	With effect from the Effective Date, the definition and all references in the Principal Agreement and in the Security Documents to the “Mortgages” as references to the relevant Mortgage as amended and supplemented by the DoC Amendment or, as the case may be, the Mortgage Amendment.

5.9	With effect from the Effective Date hereof, the definition and all references in the Principal Agreement and in the Security Documents to “this Agreement”, “hereunder” and the like and in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement.

6.	Outstanding interest

The Borrowers hereby expressly undertakes to pay to the Bank the outstanding interest accrued on the Loan in the amount of $196,724.16 (Dollars One hundred ninety six seven hundred twenty four and sixteen cents) on 16th March, 2012

7.	Continuance of Principal Agreement and the Security Documents

Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrowers and the other Security Parties shall continue and remain valid and enforceable and each of the Borrowers hereby reconfirms its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is party.

8.	Reconfirmation of the Corporate Guarantee and the Manager’s Undertaking

Notwithstanding the variation to the Loan Agreement contained herein (a) the Corporate Guarantee granted by the Corporate Guarantor (which the Corporate Guarantor hereby reconfirms) and (b) the Manager’s Undertaking dated 15th December, 2009 shall remain in full force and effect as guarantee and/or security of the obligations of the Borrowers under the Principal Agreement, this Agreement and the Security Documents (as hereby amended), and in respect of all outstanding balance of the Loan and other sums due to the Bank under the Loan Agreement and the Security Documents.

9.	ENTIRE AGREEMENT AND AMENDMENT; EFFECT ON PRINCIPAL AGREEMENT-WAIVERS

9.1	The Principal Agreement, the Security Documents and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the party or parties to be bound or burdened thereby.

9.2	Except to the extent that the Principal Agreement is expressly amended or supplemented by this Agreement, all terms and conditions of the Principal Agreement remain in full force and effect. This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

9.3	No waiver of any such right, remedy or power, or any consent to any departure from the strict application of the provisions of this Agreement, the Loan Agreement or of any other Security Document shall in any way prejudice or affect the powers conferred upon the Bank under this Agreement, the Loan Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement, the Loan Agreement and the other Security Documents nor shall, any delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement, the Loan Agreement and/or the other Security Documents or by law, impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers and/or any other Security Party, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

10.	Fees and Expenses

(a)	The Borrowers shall pay on the date hereof a non-refundable restructuring fee in the amount of five thousand Dollars ($5,000) payable on the date hereof.

(b)	The Borrowers and the Corporate Guarantor, jointly and severally, agree to pay to the Bank all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

(c)

The Borrowers and the Corporate Guarantor, jointly and severally, covenant and agree to pay and discharge any and all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

11.	NOTICES

The provisions of Clause 15.1 (Notices) of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein save that notices or demands hereunder as regards the Borrowers should be sent to such address or facsimile number as the Borrowers have advised in writing to the Bank on the date of the Principal Agreement.

12.	APPLICABLE LAW AND JURISDICTION AND MISCELLANEOUS

(a)	This Supplemental Agreement shall be governed by and construed in accordance with English Law. The provisions of Clause 16 (Applicable Law and Jurisdiction) of the Principal Agreement shall extend and apply to this Supplemental Agreement as if the same were (mutatis mutandis) herein expressly set forth.

(b)	Mr. IOANNIS FASSOLIS, an Attorney-at-Law, whose present address is at 15 Sachtouri Street, 185 36, Piraeus, Greece, is hereby appointed by the Borrowers and the Corporate Guarantor as agent to accept service (hereinafter the “Process Agent”) upon whom any judicial or extrajudicial process may be served (including but without limitation any documents initiating legal proceedings) and any notice, request, demand payment order, announcement of claim, any enforcement process or other communication under this Agreement or any of the DoC Amendment and the Mortgage Amendment. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code. In case, however, that such Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

EXECUTION PAGE

SIGNED by	)
Mr. Alexandros Mylonas for and on behalf of the First Borrower ADVENTURE NINE S.A.	) ) )	/s/ Alexandros Mylonas
of the Marshall Islands, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Ioannis Fassolis
Name:	Ioannis Fassolis
Address:	15 Sachtouri Street,
Piraeus, Greece
Occupation:	Attorney-at-law

SIGNED by	)
Mr. Alexandros Mylonas for and on behalf of the Second Borrower ADVENTURE TWELVE S.A.	) ) )	/s/ Alexandros Mylonas
of the Marshall Islands, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Ioannis Fassolis
Name:	Ioannis Fassolis
Address:	15 Sachtouri Street,
Piraeus, Greece
Occupation:	Attorney-at-law

SIGNED by	)
Mr. Alexandros Mylonas for and on behalf of the Corporate Guarantor FREESEAS INC.	) ) )	/s/ Alexandros Mylonas
in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Ioannis Fassolis
Name:	Ioannis Fassolis
Address:	15 Sachtouri Street,
Piraeus, Greece
Occupation:	Attorney-at-law

SIGNED by	)
Mr. Alexandros Mylonas for and on behalf of the Approved Manager FREE BULKERS S.A.	) ) )	/s/ Alexandros Mylonas
in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Ioannis Fassolis
Name:	Ioannis Fassolis
Address:	15 Sachtouri Street,
Piraeus, Greece
Occupation:	Attorney-at-law

SIGNED by	)
Mr. Alexandros Mylonas for and on behalf of FBB-FIRST BUSINESS BANK S.A.	) ) )	/s/ Dimitrios Anastasiou
in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
Name:	Efstratios Kalantzis
Address:	Defteras Merarchias 13,
Piraeus, Greece
Occupation:	Attorney-at-law